As filed with the Securities and Exchange Commission on March 20, 2019
Registration No. 333-230115

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tradeweb Markets Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6200 (Primary Standard Industrial Classification Code Number)	83-2456358 (I.R.S. Employer Identification No.)
1177 Avenue of the Americas
New York, New York 10036
(646) 430-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lee Olesky
Chief Executive Officer
1177 Avenue of the Americas
New York, New York 10036
(646) 430-6000
(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:
Steven G. Scheinfeld, Esq. Andrew B. Barkan, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Michael Kaplan, Esq. Shane Tintle, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-230115) (the “Registration Statement”) of Tradeweb Markets Inc. is being filed solely for the purpose of filing certain exhibits to the Registration Statement and updating Item 16 of Part II of the Registration Statement. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the index to exhibits, the signatures and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth all the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the shares of Class A common stock being registered hereby. Except as otherwise noted, the registrant will pay all of the costs and expenses set forth in the following table. All amounts shown below are estimates, except the SEC registration fee, the FINRA filing fee and the stock exchange listing fee:
Amount
SEC registration fee		$12,120
FINRA filing fee		15,500
Stock exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*

*
To be filed by amendment

Item 14.   Indemnification of Directors and Officers
Tradeweb Markets Inc. is incorporated under the laws of the state of Delaware. Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The registrant’s amended and restated certificate of incorporation will contain a provision which eliminates directors’ personal liability as set forth above.
Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.
The registrant’s amended and restated certificate of incorporation and amended and restated bylaws will provide that the registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. The right to indemnification conferred by the registrant’s amended and restated certificate of incorporation and amended and restated bylaws will also include the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the registrant’s amended and restated certificate of incorporation, amended and restated bylaws, or otherwise.
The registrant intends to enter into indemnification agreements with each of its directors and executive officers, a form of which will be filed as an exhibit to a pre-effective amendment to this Registration Statement. These agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.
In addition, the registrant intends to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the registrant with respect to indemnification payments that the registrant may make to such directors and officers.
Item 15.   Recent Sales of Unregistered Securities
On November 7, 2018, in connection with its formation, the registrant issued 100 shares of common stock, par value $0.01 per share, to an officer of the registrant in exchange for $100. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Item 16.   Exhibits and Financial Statement Schedules
(a) Exhibits.
The exhibit index attached hereto is incorporated herein by reference.
(b) Financial Statement Schedules.
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS
Exhibit No.		Exhibit Description
1	.1*	Form of Underwriting Agreement.
3.1		Form of Amended and Restated Certificate of Incorporation of Tradeweb Markets Inc., to be effective prior to or upon the closing of this offering.
3.2		Form of Amended and Restated Bylaws of Tradeweb Markets Inc., to be effective prior to or upon the closing of this offering.
4.1		Specimen Common Stock Certificate of Tradeweb Markets Inc.
5	.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
10	.1*	Form of Stockholders Agreement, to be effective prior to the closing of the offering.
10	.2*	Form of Registration Rights Agreement, to be effective prior to the closing of the offering.
10.3		Form of Fifth Amended and Restated LLC Agreement of Tradeweb Markets LLC, to be effective prior to the closing of this offering.
10.4		Form of Tax Receivable Agreement, to be effective prior to the closing of this offering.
10	.5*	Form of Restrictive Covenant Agreement, to be effective prior to the closing of the offering.
10.6		Form of Common Unit Purchase Agreement, to be effective prior to the closing of the offering.
10	.7*	Form of Credit Agreement, to be effective upon the closing of this offering.
10	.8+	Employment Agreement by and between Lee Olesky and Tradeweb Markets LLC.
10	.9+	Employment Agreement by and between William Hult and Tradeweb Markets LLC.
10	.10+	Amended and Restated Tradeweb Markets Inc. 2018 Share Option Plan.
10	.11+	Form of Option Agreement under the Amended and Restated Tradeweb Markets Inc. 2018 Share Option Plan.
10	.12+	Amended & Restated Tradeweb Markets Inc. PRSU Plan.
10	.13+	Form of PRSU Agreement under the Amended & Restated Tradeweb Markets Inc. PRSU Plan.
10	.14†^	Second Amended & Restated Market Data Agreement, dated November 1, 2018, by and between Tradeweb Markets LLC, Thomson Reuters (Markets) LLC and Thomson Reuters (GRC) Inc.
10	.15+	Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan.
10	.16*+	Form of Indemnification Agreement.
16	.1^	Letter of PricewaterhouseCoopers LLP, dated March 7, 2019, regarding change in Tradeweb Markets LLC’s independent registered public accounting firm.
21.1		List of Subsidiaries of Tradeweb Markets Inc.
23	.1^	Consent of Deloitte & Touche LLP.
23	.2^	Consent of Deloitte & Touche LLP.
23	.3^	Consent of PricewaterhouseCoopers LLP.
23	.4*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

Exhibit No.		Exhibit Description
24.1		Power of Attorney (included in signature pages hereto).
99	.1^	Consent of William Hult to be named as a director nominee.

^
Previously filed.

*
To be filed by amendment.

+
Indicates a management contract or compensatory plan or arrangement.

†
Certain portions of this exhibit have been omitted and separately submitted to the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of March, 2019.
Tradeweb Markets Inc.
By:
/s/ Lee Olesky

Lee Olesky
Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Lee Olesky, Robert Warshaw and Douglas Friedman, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Lee Olesky Lee Olesky	Chief Executive Officer (Principal Executive Officer) and Director	March 20, 2019
/s/ Robert Warshaw Robert Warshaw	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 20, 2019